Exhibit 4.37

SUBSCRIPTION AGREEMENT

Relating to investments in RGI Marine Holding AS, reg.no. 933 582 361

Table of content

1.	BACKGROUND	3

2.	DEFINITIONS AND INTERPRETATION	3

3.	THE INVESTMENT	4

4.	GUARANTEE OBLIGATIONS	5

5.	ACTIONS PENDING CLOSING	6

6.	CLOSING	6

7.	ACCESSION	7

8.	SEVERAL AND NOT JOINT LIABILITY	7

9.	MISCELLANEOUS	7

10.	GOVERNING LAW AND JURISDICTION	8

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This Subscription Agreement (this “Agreement”) is dated 31 July 2024 (the “Effective Date”) and made between:

(1)	RGI Marine Ltd. a private company duly incorporated under the laws of England and Wales, with business reg. no. 1332 1268 (“RGI”);

(2)	Steady Offshore Shipping Pte Ltd, a company duly incorporated under the laws of Singapore, with business reg. no. 198105925N;

(3)	United Maritime Corporation, a company duly incorporated under the laws of the Republic of the Marshall Islands, with business reg. no. 112801;

(4)	Karean AS, a company duly incorporated under the laws of Norway, with business reg. no. 989 009 583; and

(5)	Mr Jonathan Elkington, a British citizen born on [ ], with passport number [ ]

((2) to (5) shall be referred to herein as the “Investors”).

RGI Marine Holding AS, a company duly incorporated under the laws of Norway, with business reg. no. 933 582 361 (the “Company”).

The Company and the Investors are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

1.	BACKGROUND

As at the date of this Agreement, the Company is a pre-registered shelf company with no activity, legally and beneficially owned by RGI.

Concurrently with entering into this Agreement, the Investors and the Company have entered into a shareholders' agreement relating to the ownership in the Company (the “Shareholders’ Agreement”).

The Parties wish to carry out the Investment (as defined further below) on the terms and subject to the conditions set out in this Agreement.

2.	DEFINITIONS AND INTERPRETATION

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the following meanings:

Cap Table	means the table outlining the capital structure of the Company at each Closing as set out in Schedule 1;

Closing	means each of Closing 1 and each Subsequent Closing;

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Closing 1	means the initial subscription of Shares and payment of subscription amount as set out in the Cap Table;

Consideration Shares	The shares to be issued to the Investors as set out in the Cap Table;

Investment	means the subscription for Shares as contemplated by this Agreement including the Cap Table;

Shares	means shares in the Company with a nominal value of NOK 0,0171428571428571 each;

Shareholders’ Agreement	means the shareholders’ agreement in respect of the Company, in the agreed form as appended to this Agreement as Schedule 2;

Subsequent Closing	means completion of each subscription for Shares by the Investors in accordance with the Cap Table other than Closing 1;

3.	THE INVESTMENT

3.1	General
The Parties have agreed that the Investors shall make an investment in the Company of a total of up to EUR 15,100,000 in cash (the "Investment") by way of subscription for new Shares. The objective of the Company, a commercial entity within the shipping industry, is amongst other to actively manage and operate the Investors' investment in Wind Energy Construction AS ("NWEC"). The objective of NWEC is to facilitate for the construction of one Energy Construction Vessel (the "Vessel") with Yard shipyard to be owned by NWEC, and to facilitate the sale of the Vessel (directly or indirectly) during or after construction (the "Purpose").

The proceeds from the Investment will be used to fulfil the Purpose. The Company will thus serve as a coordination point for the Investors, ensuring their strategic and commercial interests are safeguarded in the realisation of the Purpose. This includes actively overseeing NWEC's adherence to its Purpose through the Investors' engagement in strategic and commercial decision-making within NEWC, inter alia, related to project financing and marketing strategies, for the vessel.

3.2	Investment undertaking
Subject to the terms and conditions of this Agreement, the Investors will subscribe and pay for (in cash) the number of new Shares to be issued (the “Consideration Shares”) in the Company, for a total subscription amount of up to EUR 15,100,000 and the Investors will take any and all steps necessary to pass the board and general meeting resolutions required for the issue of the Consideration Shares exclusively to the Investors. The Consideration Shares shall be of the same class of Shares and carry the same rights as the existing Shares of the Company.

The allocation of Consideration Shares to each of the Investors and the timing of each Closing is set forth in the Cap Table.  If any additional capital is required, funds will be raised in accordance with the Companies Act. The Investors may subscribe for shares on equal terms with new investors, either alongside new investors or alternatively to new investors.

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In the case that a guarantee as set out in section 4 cannot be provided, RGI shall seek to ensure that any new investors pursuant to this paragraph shall be able to provide the required guarantee as set out in section 4.

By signing this Agreement, the Parties, as relevant, waive, in respect of the transactions contemplated hereby, (i) any notice period for convening an extraordinary general meeting of the Company set out in the articles of association of the Company and/or the Norwegian Private Limited Companies Act (Norw: aksjeloven), (ii) any pre-emptive rights and (iii) any anti-dilution rights of any kind.

The Company undertakes that it shall convene any board meeting and call for any shareholders’ meeting to be held and take all actions necessary in order to effectuate all elements of the Investment.

3.3	The Share Issue
In the share issue (“Share Issue”), the share capital of the Company shall be increased in tranches as set out in the Cap Table.

The Share Issue will result in the number of Shares issued by the Company being increased from 1,750,000 with 15,100,000 to 16,850,000. The share capital of the Company will be increased by approx. NOK 258 857 from NOK 30,000 to approx. NOK 288,857.

The subscription rate for each Share in the Share Issue shall be EUR 1 per Consideration Share, of which approximately EUR 0,9983 will represent share premium.

4.	GUARANTEE OBLIGATIONS

The Parties acknowledge that the Company pursuant to the shipbuilding contract between NWEC and Vard shipyard, shall procure the issuance by the Parties or other investors a guarantee for the performance by NWEC of all its obligations towards Vard. The guarantee is limited to an amount equal to the CAP (as defined below) multiplied with the Company's shareholding percentage (direct or indirect) in NWEC, being a percentage of EUR 46.5m (the “CAP”). As of 13 September 2024, the percentage will be 45%.

The guarantee shall be provided by the Parties or other investors in the Company by 13 September 2024, and each Party shall seek to fulfil the obligation to provide the guarantee. In the case that none of the Parties can provide the guarantee, RGI shall seek to attract another investor, as set out in section 3.2, to provide the guarantee

In the event the Company cannot provide the guarantee, the Company will remain owner of the shares in NWEC acquired prior to 13 September 2024.

Further, in the event the Company cannot provide the guarantee, the Company grants the other investors in NWEC (or other investor/investors jointly nominated by the other Investors) the right to invest in accordance with the investment structure for NWEC the Shares allocated to the Company if and when the Company does not fulfil its obligation to provide such guarantee.

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5.	ACTIONS PENDING CLOSING

From the Effective Date and until Closing 1, the Company shall refrain from any action set forth below other than contemplated by this Agreement or with prior written consent by the Investors:

i.	Amending or modifying its governing documents;

ii.
Issuing, transferring, pledging or encumbering, or altering any right or obligation of, its Shares or options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any share capital, equity or other capital in or of the Company;

iii.	declaring, setting aside or paying any dividend, contribution or other distribution with respect to its Shares or equity capital or otherwise to or in favour of its shareholders or affiliates;

iv.	entering into loan agreements, issuing any bond, note or other debt instrument or borrowing any money; and

v.	entering into any agreement or commitment to do any of the above.

6.	CLOSING

The Share Issue will be executed and given effect by the sequence of individual phases and shall take place on the dates set out in the Cap Table, or such other date as the Investors may mutually agree in writing, provided that the Closing 1 Conditions and the Subsequent Closing Conditions have been satisfied (or waived in full by the Investors).

6.1	Closing 1 Conditions
The subscription and allotment of Consideration Shares pursuant to Closing 1 shall be conditional on:

a)	NWEC having executed a shipbuilding contract in respect of the Vessel;

b)	NWEC having executed a ship management agreement between NWEC and Norwind Offshore AS, reg.no. 928 882 152, for the management of the Vessel;

c)	NWEC having effected name change to Wind Energy Construction AS;

d)	Vard having issued the refund guarantee for the initial payment under the shipbuilding contract in respect of the Vessel;

e)	The Investors having executed and delivered the Shareholders’ Agreement.

6.2	Subsequent Closing Conditions
The subscription and allotment of Consideration Shares pursuant to each Subsequent Closing shall be conditional on:

a)	Completion of the immediately preceding Closing.

6.3	Closing Obligations
At each Closing, the following actions shall take or have taken place on the date set out in the Cap Table or such other date as the Investors may mutually agree in writing:

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i.	The Investors shall subscribe for, and the Company shall issue to the Investors the Shares as set out in the Cap Table;

ii.	At each Closing the Company shall deliver (or procure the delivery of) the following documents to the Investors:

a.
Minutes of an extraordinary general meeting of the Company (i) resolving the subscription of the relevant Shares, (ii) evidencing the Investors’ immediate subscription of the relevant Shares at the general meeting in the minute book, cf. Section 10-7 of the Norwegian Private Limited Companies Act; and

b.	Amend the articles of association of the Company as adopted at the extraordinary general meeting referred to in a) above.

iii.	At each Closing the Investors shall pay to the Company, the subscription price for the relevant Shares as set out in the Cap Table;

iv.
The Company shall as soon as practicable following each Closing and in accordance with applicable law, update the share register of the Company reflecting the Investors’ subscription and the issue to the Investors of the relevant Shares pursuant to the Cap Table and attend to all other necessary updates to the Company’s corporate records (including public records) in respect of the transactions contemplated under this Agreement.

v.
Each of the deliveries to be made and the actions required to be performed to effect and complete each Closing as set out in ii. and iii. above shall be deemed to have occurred simultaneously, and none of such actions shall be considered performed until and unless all such actions have been performed or waived, as applicable.

7.	ACCESSION

This Agreement may not be assigned by any Party, without the written consent of the other Parties, such consent not to be unreasonably withheld.

8.	SEVERAL AND NOT JOINT LIABILITY

The obligations of the Investors as set forth herein to contribute in the Share Issue are several and not joint, but the failure by a Party to make its contribution shall not release the other Parties from their obligations.

9.	MISCELLANEOUS

9.1	Amendments
This Agreement may only be amended by written approval by all Parties.

9.2	Costs
Each party shall pay its own costs and legal or other advisory expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

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9.3	Confidentiality
This Agreement including all negotiations and written correspondence shall remain strictly confidential between the Parties, their financiers/banks, external counsels and auditors provided however that the Parties may disclose as much as may be necessary of the terms of this Agreement and relevant documentation to their auditors, managers, legal counsels, accountants, affiliates and as otherwise may be required by applicable laws or regulations, including but not limited to any stock exchange and/or securities and exchange commission laws and regulations. Any report or release or publication relating to this Agreement shall not be grounds for the Parties to withdraw from their obligations under this Agreement. Press releases or reports as required by stock exchange rules and regulations are allowed.

9.4	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (such as .pdf format) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.	GOVERNING LAW AND JURISDICTION

10.1	Governing law
This Agreement shall be governed by the laws of Norway.

10.2	Jurisdiction
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, and which is not settled by mutual agreement, shall be resolved by arbitration in Oslo in accordance with the Arbitration Act of 2004 (Nw: voldgiftsloven). The arbitration proceedings and the arbitration award shall be kept strictly confidential. The arbitration shall be conducted in English.

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[Signature page follows]

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RGI Marine Limited	Steady Offshore Shipping Pre Ltd

/s/ Bartholomew Richard Fairclough	/s/ Kuang Shihao

Name: Bartholomew Richard Fairclough	Name: Kuang Shihao
Title: Chairman	Title: Director

United Maritime Corporation	Karean AS

/s/ Stavros Gyftakis	/s/ Anders Engeset

Name: Stavros Gyftakis	Name: Anders Engeset
Title: CFO / Director	Title: Chairman

Mr Jonathan Elkington

/s/ Jonathan Elkington

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SCHEDULE 1

Cap Table

[intentionally omitted]

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